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                                                                  EXHIBIT 99.(I)


                        Piper Marbury Rudnick & Wolfe LLP
                               6225 Smith Avenue
                         Baltimore, Maryland 21209-3600
                              Phone (410) 580-3000
                               FAX (410) 580-3001



                               September 27, 2000



Merrill Lynch Investment Managers Funds, Inc.
c/o Merrill Lynch Investment Managers, L.P.
725 South Figueroa Street - Suite 4000
Los Angeles, California  90017


        Re:    Registration Statement on Form N-1A

Ladies and Gentlemen:

        We have acted as special Maryland counsel to Merrill Lynch Investment Managers Funds, Inc. (the "Fund") in connection with the registration by the Fund of up to 1,000,000,000 shares of its Common Stock divided into four classes, designated Class A, Class B, Class C and Class D, par value $.01 per share (the "Shares"), pursuant to a registration statement on Form N-1A, as amended (the "Registration Statement") under the Securities Act of 1933, as amended.

        In our capacity as special Maryland counsel, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following:

               (a) The Registration Statement.

               (b) The charter of the Fund (the "Charter"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT").

               (c) The By-Laws of the Fund, as in effect on the date hereof.

               (d) Resolutions adopted by the Board of Directors of the Fund on July 10, 2000.

               (e) A Certificate of Good Standing of the Fund by the MSDAT on September 20, 2000.


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                                   Merrill Lynch Investment Managers Funds, Inc.
                                                              September 27, 2000
                                                                          Page 2



               (f) A Secretary's Certificate of the Fund (the "Certificate"), dated the date hereof, as to certain factual matters.

               (g) Such other documents as we have considered necessary to the rendering of the opinion expressed below.

        In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that all public records reviewed are accurate and complete. As to all questions of fact material to this opinion that have not been independently established, we have relied upon the Certificate and have not independently verified the matters stated therein.

        Based upon the foregoing, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

        1. The Fund has been duly incorporated and is validly existing as a corporation under the laws of the State of Maryland.

        2. The Shares to be issued by the Fund pursuant to the Registration Statement have been duly authorized and, when issued as contemplated in the Registration Statement in an amount not to exceed the number of Shares authorized by the Charter but unissued, will be validly issued, fully paid and nonassessable.


                                Very truly yours,


                                /s/ Piper Marbury Rudnick & Wolfe LLP